Exhibit 99.1

Apptio Announces Conversion of Class B Common Stock into Class
A Common Stock

BELLEVUE, Wash., May 11, 2018 /PRNewswire/ -- Apptio, Inc. (NASDAQ: APTI), the business management system of record for hybrid IT, today announced that all outstanding shares of its Class B common stock automatically converted into Class A common stock on a one-for-one basis, effective at 5:00 p.m. Eastern time on May 10, 2018. The conversion had no effect on the economic rights of holders of shares of Class A common stock or Class B common stock, except for the elimination of the different voting powers of the two classes of stock, and Apptio does not expect it to have any material effect on its future operations.

The conversion occurred automatically pursuant to Apptio’s certificate of incorporation as a result of the number of outstanding shares of Class B common stock representing less than twenty-five percent of the total number of outstanding shares of Class A and Class B common stock. The former Class B common stock now has the same voting powers, preferences, rights and qualifications, limitations and restrictions as the Class A common stock. All shares of Apptio’s outstanding capital stock are now entitled to one vote per share.

Apptio filed a certificate with the Delaware Secretary of State on May 11, 2018 effecting the retirement and cancellation of the Class B shares. This certificate of retirement also had the effect of eliminating obsolete provisions in the company’s certificate of incorporation relating to the dual-class common structure.

Immediately following the conversion, there were 43,674,926 shares of Class A commons stock outstanding.

No stockholder action is required in connection with the conversion. Any existing stock certificates validly issued for shares of the company's Class B common stock will represent shares of the Class A common stock, and shares held in brokerage accounts will be automatically adjusted by the broker to reflect the change. In connection with the conversion, Apptio’s Class A common stock will continue to trade on The NASDAQ Global Market under the ticker symbol “APTI” and will maintain the same CUSIP number previously assigned to the Class A common stock.

About Apptio

Apptio (NASDAQ: APTI) is the business management system of record for hybrid IT. We transform the way IT runs its business and makes decisions. With our cloud-based applications, IT leaders manage, plan and optimize their technology investments across on-premises and cloud. With Apptio, IT leaders become strategic partners to the business by demonstrating the value of IT investments, accelerate innovation and shift their technology investments from running the business to digital innovation. Hundreds of customers choose Apptio as their business system of record for hybrid IT. For more information, please visit www.Apptio.com.

Investor Contact:
Susanna Morgan
(425) 279-6101
ir@apptio.com

Media Contact:
Sarah Vreugdenhil
(425) 974-1331
pr@apptio.com

© 2018. Apptio, Inc. All rights reserved. Apptio and the Apptio logo are registered trademarks of Apptio, Inc. All other brand and product names are trademarks or registered trademarks of their respective holders.